For Immediate Release

Walmart Board of Directors Adds Cesar Conde, Chairman of NBCUniversal International Group and NBCUniversal Telemundo Enterprises

BENTONVILLE, Ark., Feb. 11, 2019 - Walmart Inc. (NYSE: WMT) today announced that its board of directors has appointed Cesar Conde, chairman of NBCUniversal International Group and NBCUniversal Telemundo Enterprises, as a new independent director to the company’s board, effective immediately. Conde, 45, becomes the twelfth member of the board and he will become a member of the company’s Audit Committee and Technology and eCommerce Committee.

“Cesar brings strong skills as a global executive and expertise in brand management, finance, digital and media that will complement our board of directors' experiences,” said Walmart Chairman of the Board Greg Penner. “We look forward to his strategic insights as we continue to drive the transformation of Walmart to better serve customers and win in an omni-channel world.”

“Today’s consumer landscape is changing, and I believe Walmart’s unique assets position the company to meet the changing demographics around the world,” Conde said. “I look forward to working with the board and management team to help drive the company’s strategic plans and continued growth.”

Conde also serves on the Executive Committee of NBCUniversal. As Chairman of NBCUniversal International Group, he is responsible for the operations and international expansion of NBCUniversal businesses outside of North America. As Chairman of Telemundo Enterprises, he oversees the leading media properties serving Hispanics across broadcast, cable and digital platforms.
Conde joined NBCUniversal in October 2013 as Executive Vice President of NBCUniversal to oversee NBCU International and NBCU Digital Enterprises and assumed his current role in 2015. Prior to NBCUniversal, he was the President of Univision Networks and for 10 years served in a variety of senior executive capacities.

Prior to Univision, Conde served as the White House Fellow for Secretary of State Colin L. Powell from 2002-2003. He has also worked at StarMedia Network, the first internet company focused on Spanish- and Portuguese-speaking audiences globally, and in the Mergers & Acquisitions Group at Salomon Smith Barney.

Conde serves on the board of directors of PepsiCo. He is a Trustee of the Aspen Institute and the Paley Center for Media, and Full Member at the Council on Foreign Relations and a Young Global Leader for the World Economic Forum.

Conde holds a B.A. with honors from Harvard University and an M.B.A. from the Wharton School at the University of Pennsylvania.

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 265 million customers and members visit our more than 11,200 stores under 55 banners in 27 countries and eCommerce websites. With fiscal year 2018 revenue of $500.3 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

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